Exhibit 21
Subsidiaries
Steadfast Apartment REIT Operating Partnership, L.P. (Delaware)
STAR at Spring Hill, LLC (Delaware)
STAR Harrison Place, LLC (Delaware)
STAR Summer Valley, LLC (Delaware)
STAR Terrace Cove, LLC (Delaware)
STAR McGinnis Ferry, LLC (Delaware)
STAR Barrett Lakes, LLC (Delaware)
STAR Oasis, LLC (Delaware)
STAR Special Member LTD., Inc. (Delaware)
STAR Apartment REIT Limited Partner, LLC (Delaware)